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                                                                    EXHIBIT 99.2



                            Conference Call Script




JAMES FRASER:
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Good Afternoon, and thank you for joining us as we discuss Virata's results for the fiscal third quarter of 2001.

Before turning the call over to Charles Cotton, Chief Executive Officer of Virata, I would like to read the Company's Safe Harbor statement:

During the course of this call, the Company may make certain forward-looking statements that involve risks and uncertainties. Actual results may differ
materially.   Due to increasing uncertainties in the Company's market, the
Company's degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in past quarters.

Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and

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other risk factors listed from time to time in the reports and other documents
Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended October 1, 2000.

Virata assumes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof.

With that, I am pleased to introduce and turn the call over to Charles Cotton.

Charles Cotton:
---------------
Good afternoon ladies and gentlemen and thank you for joining myself and Andy Vought, Chief Financial Officer, to discuss Virata's financial results for the third quarter of fiscal 2001, ended 31 December 2000.

I'll start the call by providing a brief overview of the highlights of the quarter and calendar 2000 and then turn the call over to Andy who will review the quarter's numbers with you. Following that, I'll comment on our short term visibility; issues facing the industry and outline Virata's vision and strategy.

First of all, I can confirm that revenue for the quarter of $37 million was in line with the pre-announcement we made on 21 December. I am pleased to report that this is our third consecutive profitable quarter as we are announcing an as-adjusted 4 cents EPS. Under-pinning our future, we secured a record number of new customers and voice licenses. We signed 40 new Integrated Software On Silicon (ISOS) customers in the quarter, including Efficient Networks, taking the total ISOS customer base to more than 150. We also secured the first revenue shipments of Beryllium. These results bear out our belief that Virata's business model, under which we deliver a complete platform of hardware and software, continues to offer enormous value to DSL and broadband wireless equipment manufacturers worldwide.

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Recent events in the DSL market and capital markets should not cloud the fact that calendar 2000 was an outstanding year for Virata.

     . When we went public in November 1999, industry analysts expected revenues in the range of $23 to 25 million for the calendar year. We achieved revenues of $119 million, including the $37 million in the December quarter that I have already reported.

     . We achieved as-adjusted profitability in the June quarter, well ahead of expectations.

     . We established a global sales infrastructure with 15 offices covering the US, Europe, Asia and Israel.

     . We added more than 115 new customers - our ISOS customer list now includes Acer, Aztech, Efficient, Ericsson, Hyundai, Samsung, Siemens and Westell.

     . We shipped more than 5 million Helium communications processors to power major DSL deployments in North America, Europe and Asia.

     . We shipped production quantities of Beryllium in the December quarter and Beryllium maintains its position as the industry's only integrated ADSL communications and PHY processor.

     . We completed four acquisitions that advanced the Company's technology and product portfolio.

     . We raised approximately $462 million in a follow-on offering in July 2000 -and Virata is currently well positioned with more than 500 million dollars in cash on our balance sheet.

With that, I will turn the call over to Andy Vought who will review last quarter's financial numbers with you.

ANDY VOUGHT
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Thank you Charles. For the quarter ended December 31, 2000, Virata reported revenues of $37 million, which is in line with the revised guidance we gave on December 21, 2000.

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Fiscal 3Q was the third quarter in which we have been profitable on an as adjusted basis. As adjusted net income for the quarter was $2.8 million; or 4 cents per adjusted diluted share which is exactly in line with the guidance we gave during the December guidance revisions.

We had cash and short-term investments of $507 million as of December 31, 2000. Working capital for the period end was $516 million and total stockholders' equity was $914 million.

Semiconductor sales for the quarter were $30 million, down from $36.2 million the previous quarter, a 17 percent sequential decrease.

Software revenues increased 21 percent to $4.8 million. Service and royalty revenues increased 57 percent, to $1.9 million in the December quarter. Systems revenue totaled three hundred fifty thousand dollars in the quarter.

Only one customer represented more than 10% of our revenue, Siemens. As a result of the rescheduling and cancellation of shipments to Westell that we discussed in our conference call in December, Westell is no longer a 10% customer.

Geographically, 36% of revenues were to North American customers, 14% to Asia, and 50% to Europe, including Israel.

Gross margin was 41 percent of revenue, a decrease from the 47.2 percent of the prior quarter. This quarter's result includes a $2 million charge against inventory, primarily to hedge inventory growth due to lower customer shipments.

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Moving on to expenses, we continue to invest heavily in R&D, which increased
18.2 percent sequentially to $9.5 million or 26 percent of revenues in the quarter, up from 19 percent of revenues in the previous quarter.

Sales and marketing decreased by 6 percent over the preceding quarter, to $5.6 million; and increased as a percentage of sales, to 15.2 percent from 14.2 percent in the prior quarter.

General and administrative costs increased 21.5 percent sequentially, to $5.6 million; or 15.2 percent of revenues, up from 11 percent in the prior quarter. This increase was primarily a result of a half million dollar, non-specific provision against customer accounts receivable.

We exited the quarter with 425 employees.

We had non-cash charges of $29.5 million related to the amortization of intangible assets acquired in the acquisition of: RSA Communications, D2 Technologies, Inverness System, Excess Bandwidth and Agranat Systems. This was included in the calculation for basic and diluted net loss per share, but not included in as adjusted basic and diluted net loss per-share

Our receivables balance declined from $28.1 million to $23.4 million in the quarter. Our days sales outstanding ratio declined slightly, from 60 to 57 days.

Inventories increased from $10.6 million to $15.3 million. As previously discussed, we allowed Westell and other customers to reschedule, and in some instances cancel, anticipated December shipments.

In terms of our guidance, for fourth fiscal quarter ending April 1, 2001, we expect revenues to be at least $37 million, in line with the revised guidance we gave on December 21, 2000.

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We are also providing guidance for our estimated "as adjusted" earnings per share for the April 1, 2001 quarter, consistent with the $37 million revenue level, to be 4 cents, assuming 67.2 million fully diluted shares outstanding.

Thereafter, we expect revenues to grow 10 percent sequentially through March 31, 2002, which would total approximately 190 million dollars for fiscal year.

We also expect "as adjusted" earnings per share for the fiscal year ending March 31, 2002 to be 20 cents per share.

Fully diluted shares outstanding for fiscal year 02 are expected to be 68.5 million for the first quarter, increasing by one half million shares per quarter thereafter.

I would also like to bring attention to the fact that, on September 8, 2000, our external investment manager purchased approximately 34 million dollars of PG&E Corporation commercial paper for our portfolio. At that time, this security was rated A1-P1, the highest rating category, consistent with our investment policy. This instrument matures on January 31, 2001. There has been a dramatic change in the financial position of PG&E since the purchase date, and there is great uncertainty over the resolution of California's energy crisis. We are unable, at this time, to determine what effect, if any, these events may have on this security. The balance sheets and results of operations released today do not include any adjustment to reflect the possible impairment of this security.

All of the guidance is subject to Charles' later comments on our lessened visibility on revenues and earnings and the factors that can affect those results.

Now I'll turn the call back to Charles.

CHARLES COTTON
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Thank You Andy. I now want to comment on our visibility for this fourth fiscal quarter and beyond; some key issues facing the industry and then close with a brief perspective on Virata's vision and strategy.

In summary, our visibility for our fourth fiscal quarter is lower than we have experienced for more than 12 months, as our customers and the industry generally works through the excess equipment and component inventory. Three weeks into the current fourth fiscal quarter, we have backlog and identification for potential revenue above this quarter's guidance figure of $37 million. While we have received some unplanned orders, we are also experiencing a limited number of requests for re-scheduling of shipments. In addition, some of our customers had anticipated contracts being placed by service providers that have not yet been awarded. As I have already noted, there continues to be excess equipment and component inventory in the channel. However, it is not possible to secure accurate numbers for the extent of this inventory and the rate at which it is being consumed. In our December 21 Conference Call, I stated that in order to avoid further inventory build up and maintain our strong customer relationships, we made the decision in December to reschedule contractually-agreed calendar Q4, 2000 semiconductor shipments to Westell Technologies and to a limited number of Asian and US customers. We believe this was a prudent decision that reflects our support and commitment to our customer base. The net of this is that our visibility for this quarter is lower than we would like. However, we believe we are continuing to gain market share through the addition of new customers such as Efficient and that at this stage of the quarter it is appropriate to stay with our revenue guidance of $37 million for the quarter ending April 1, 2001.

Given this more uncertain short-term visibility, there are three questions about the DSL market which I want to address:
1.  What is the strength of end-user demand?
2.  What is the rate of customer deployments?

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3. What are the future prospects for DSL considering the capital investment intentions of service providers?

With regards to the strength of end-user demand, the evidence continues to point to burgeoning user demand in all key geographic markets - the US, Europe and Asia. However, this strong demand is coupled with end-user frustration at the inability of service providers to satisfy their orders for DSL on a timely
basis.   In Europe for example, there are reports of 30,000 requests per week for DSL services in Germany and in Korea, it has been reported that there is currently a backlog of one million requests for DSL services. Given that analysts project the number of global DSL deployments to more than double in 2001, we believe that this level of demand will continue to stretch service providers' ability to deploy DSL capabilities unless there are changes in the way that they carry out these deployments.

This brings me to the next question of the rate of customer deployments. Given the pent-up user demand for DSL services, the challenge for the industry is to speed up customer deployments by eliminating the need for costly and time-consuming truck rolls. To make this possible, there are major initiatives happening in the industry, which are being spear-headed by Virata, to deliver standards-based auto-configuration capabilities that should enable end users to quickly and easily install their own DSL equipment. Earlier this month, we show-cased this auto-provisioning software at the Consumer Electronics Show in Las Vegas. We believe that standards based auto-provisioning will enable service providers to significantly shorten order lead-times. In the next year, based on the ability of users to install their own equipment, we envision that DSL user equipment will start to be sold through retail distribution. Once this happens, the rate at which DSL devices are installed should increase to the benefit of the end user and the service provider.

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On the third issue of service providers' capital spending intentions, we believe that any short-term slowing of capital spending growth, which is being talked about in the US, will not affect the long-term potential of the DSL market. Upgrading the infrastructure with DSL is a multi-year investment program and with the potential for more than 1 billion DSL lines over time, the business opportunity should be enormous for companies that own the infrastructure and the thousands of companies that will use it to deliver an extensive range of services. As I mentioned, analysts project a more than doubling of DSL deployments in 2001. In the US, the current indications are that DSL deployments will continue at above the rates achieved in calendar 2000. In Europe, Deutsche Telekom is already underway with a committed three-year program; and the UK, France, Italy, Spain and Scandinavian countries are all expected to increase their DSL installation programs. The situation in Asia is even more positive and analysts are projecting that new DSL installs in Asia in 2001 will place it well ahead of the US. As service providers attempt to satisfy the burgeoning demand for DSL, there is also a significant business opportunity in front of them. Analysts project that the number of ports enabled in Central Office equipment is double the number of connected users. This means that a significant opportunity should exist for service providers to capitalize on investments they have already made by connecting end users to the existing CO ports which they have already installed.

In summary we remain excited and positive about the potential for the DSL market worldwide.

Moving on to Virata's vision and strategy, it is our view that the DSL local loop will be a key infrastructure element over which many different digital services will be delivered to businesses and residential users. In this environment, data, voice and video will all be treated as digital information and delivered as packets with the quality of service that each requires. To support this vision, there will need to be intelligence at each end of the local loop - on customers' premises and in

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central office equipment. On customers' premises, current DSL devices such as modems and routers will be replaced by Integrated Access Devices delivering data and voice services and ultimately by Multi-Services Gateways. These Multi-Services Gateways will feature wire-line and wireless interfaces and will act as intelligent encoders, decoders, filters, storage devices and controllers of all kinds of information to and from the huge range of appliances that will exist in the home or office. These appliances could include phones, PCs, televisions, radios, home entertainment, PDAs, heating controls, and security systems. Using a Multi-Services Gateway, a user could for example monitor and maintain their heating or security system or set their DVD recorder to record a television program all from a standard web browser from any location in the world.

Our short-term goal is to supply the core technology for IADs and in the last quarter we won a record number of IAD design wins. Moving forward, our strategy is to also provide the core technology for Multi-Services Gateways, and we are well-positioned to achieve this through our intelligent platform of integrated hardware and software. Intelligence is synonymous with software which is a standout capability of Virata. In the past seven years we have invested heavily in communications processors and the enormous suite of software modules that run on them to deliver the intelligence that today's DSL networks require. Our Helium chip has been selected for major DSL deployments around the world; our Beryllium integrated ADSL PHY and communications processor went into production last quarter; and our symmetric G.shdsl Aluminum PHY product leads the industry in terms of reach and low power performance. On the software side, Virata delivers the industry's only complete layer2/layer3 software stack; our Vcore voice and telephony software is widely used; our MPLS code is another industry leader; and our EmWeb web server software has been selected by leading players
such as Cisco.   In summary, it is this extensive base of hardware and software that has enabled Virata to capture a leading market share position in today's DSL market; and we believe this portfolio will also enable the

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company to secure a leadership role in the future Multi-Services Gateway market.

In support of our strategy, we plan to introduce new, higher performance communications processors and new G.shdsl and ADSL semiconductor products for both ends of the local loop - in customer premises as well as Central Office line-card applications. We also expect to add significantly to our software stacks to deliver more intelligence and enable new and exciting data, voice and
video applications.   We look forward to sharing more details on this vision and strategy in the coming months. We believe Virata is in a strong position with an unparalleled hardware and software platform, extensive cash resources, strong engineering teams and an extensive global installed base of customers. While our short-term visibility in the DSL market may be lower than we would like, we believe we have built a solid foundation for continued success in this enormous, multi-year, and multi-product market.

With that Andy and I will be pleased to respond to your questions.

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